EXHIBIT 99.1

Pardus Oil & Gas, LLC

Consolidated Financial Statements

December 31, 2019

Table of Contents

Page

INDEPENDENT AUDITORS’ REPORT	2-3

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	4

Consolidated Statements of Operations and Member’s Deficit	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-17

INDEPENDENT AUDITORS’ REPORT

To the Management and Member of

Pardus Oil & Gas, LLC

We have audited the accompanying consolidated financial statements of Pardus Oil & Gas, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and member’s deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

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Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pardus Oil & Gas, LLC as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company is in default of its term loan facilities and the lenders may demand payment at any time. No such demand has been made. The Company does not have adequate liquidity to pay the loans if demand is made. As a result, there is substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regard to that matter are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Subsequent Event

As discussed in Note 13 to the consolidated financial statements, on April 7, 2020, the Company sold substantially all of its operating assets to Empire Texas, LLC.

/s/ Postlethwaite & Netterville, APAC

Metairie, Louisiana

June 19, 2020

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PARDUS OIL & GAS, LLC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,291,187	$1,461,732
Oil and gas receivables	867,061	1,049,422
Derivative asset	—	223,706
Joint interest receivables, net	58,367	170,698
Prepaid expenses	66,832	190,669
Other current assets	3,609	75,607
Total current assets	3,287,056	3,171,834

PROPERTY AND EQUIPMENT, NET
Oil and gas property and equipment, at cost, under the successful efforts method of accounting for oil and gas properties:
Proved properties	21,570,403	41,808,711
Unproved properties	—	3,376,428
	21,570,403	45,185,139
Other property and equipment	772,155	583,111
Less accumulated depreciation, depletion and amortization	(9,881,094)	(3,088,357)
Total property and equipment, net	12,461,464	42,679,893

OTHER NONCURRENT ASSETS
Due from related party	564,059	471,384
Other noncurrent assets	397,862	424,844
Total noncurrent assets	961,921	896,228

TOTAL ASSETS	$16,710,441	$46,747,955

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$2,343,408	$2,727,191
Asset retirement obligations, current portion	396,303	256,333
Accrued liabilities	307,857	566,130
Notes payable - first lien due November 12, 2021 (face value of $106.2 and $92.7 million
in 2019 and 2018, respectively, see Note 9)	85,608,327	61,480,842
Notes payable - second lien due May 13, 2022 (face value of $49.8 and $46.5 million
in 2019 and 2018, respectively, see Note 9)	26,652,870	13,702,723
Total current liabilities	115,308,765	78,733,219

LONG TERM LIABILITIES
Asset retirement obligations, net of current portion	8,297,187	7,659,129
Other non-current liabilities	90,954	12,773
Total long term liabilities	8,388,141	7,671,902

TOTAL LIABILITIES	123,696,906	86,405,121

MEMBER'S DEFICIT	(106,986,465)	(39,657,166)

TOTAL LIABILITIES AND MEMBER'S DEFICIT	$16,710,441	$46,747,955

The accompanying notes are an integral part of these consolidated financial statements.

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PARDUS OIL & GAS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBER'S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
REVENUE
Oil and natural gas sales	$9,575,070	$15,372,018

OPERATING EXPENSES
Lease operating expense	6,114,214	7,288,709
Production taxes	456,862	731,871
Dry hole costs and loss on abandonment of oil and gas properties	3,702,076	980,982
General and administrative	1,660,058	3,901,059
Depreciation, depletion, amortization and accretion	7,570,764	3,596,937
Impairment on oil and gas properties	20,500,000	—
Total operating expenses	40,003,974	16,499,558
Operating loss	(30,428,904)	(1,127,540)
Interest expense, net	38,588,715	36,294,057
Gain on settlement, net	(1,693,818)	—
Price risk management activities loss (income)	120,459	(224,436)
Other income	(114,961)	(30,300)
NET LOSS	(67,329,299)	(37,166,861)

Member's deficit, beginning of year	(39,657,166)	(2,490,305)

Member's deficit, end of year	$(106,986,465)	$(39,657,166)

The accompanying notes are an integral part of these consolidated financial statements.

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PARDUS OIL & GAS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(67,329,299)	$(37,166,861)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Accretion of asset retirement obligations	778,028	751,892
Amortization of debt discount	20,309,320	20,309,323
Paid-in-kind interest expense	18,268,312	15,977,077
Depreciation, depletion, and amortization	6,792,737	2,845,045
Dry hole costs	3,376,428	—
Impairment on oil and gas properties	20,500,000	—
Settlement of asset retirement obligations	—	(493,097)
Change in operating assets and liabilities:
Receivables	294,692	1,243,393
Derivative asset	223,706	(223,706)
Prepaid expenses and other current assets	195,835	124,359
Accounts payable and accrued liabilities	(642,056)	(523,885)
Other assets and liabilities	105,163	(13,713)
Net cash provided by operating activities	2,872,866	2,829,827

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(450,736)	(4,939,447)
Net cash used in investing activities	(450,736)	(4,939,447)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in due to/from related parties	(92,675)	(256,176)
Payments on notes payable	(1,500,000)	—
Net cash used in financing activities	(1,592,675)	(256,176)

Net change in cash	829,455	(2,365,796)

Cash at beginning of period	1,461,732	3,827,528
Cash at end of period	$2,291,187	$1,461,732

DISCLOSURE OF SUPPLEMENTAL NON-CASH INVESTING
AND FINANCING ACTIVITIES

Adjustment to purchase price allocation to recievables and notes payable	$—	$938,958

Capital expenditures included in accounts payable at end of year	$—	$22,469

The accompanying notes are an integral part of these consolidated financial statements.

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PARDUS OIL & GAS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER, 31, 2019

1.	Organization

On September 1, 2016, Energy & Exploration Partners, LLC changed its name to Pardus Oil & Gas, LLC.

Pardus Oil & Gas, LLC, formerly Energy & Exploration Partners, LLC (together with its consolidated subsidiary (Pardus Oil & Gas Operating, LP), (“Pardus,” “the Company,” “we,” “our,” “us” or similar terms) is an independent exploration and production company focused on the acquisition, exploration, development and exploitation of unconventional oil and natural gas resources. The Company has developed and undeveloped leasehold acres in the East Texas Basin where the Company is pursuing opportunities in the Lower Cretaceous formations of the Buda, Georgetown, Edwards and Glen Rose (the Buda-Rose play), the Woodbine sandstone, the Good Land limestone and the Eagle Ford shale, collectively referred to as the East Texas stacked play. Pardus Oil & Gas, LLC is a wholly-owned subsidiary of ENXP Holding Company, LLC (“ENXP”)

2.	Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date these consolidated financial statements are issued. As such, the accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and their carrying amounts, or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

The Company is in default under each of the First Lien Facility and Second Lien Facility and the lenders may demand payment at any time. No such demand has been made. The Company does not have adequate liquidity to pay the amounts due under the First Lien Facility and the Second Lien Facility if demand is made. A substantial amount of the First Lien Facility and Second Lien Facility are held by HPS, the parent of ENXP. The Company does not expect that the First Lien Facility and Second Lien Facility (aggregate face value of $156 million as of December 31, 2019) will be called, but management cannot give any assurance this will not occur.

3.	Emergence from Voluntary Reorganization under Chapter 11 Proceedings

On November 25, 2015, an involuntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) was filed against Energy & Exploration Partners Operating, LP in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division [Docket No. 1] (the “Bankruptcy Court”). On December 7, 2015, the Company, along with Energy & Exploration Partners, Inc., Energy & Exploration Partners Operating GP, LLC, and Energy & Exploration Partners Operating, LP, filed voluntary petitions seeking relief under the Bankruptcy Code and sought to convert the involuntary proceeding into a voluntary Chapter 11 case. On December 9, 2015, the Bankruptcy Court entered an order converting the involuntary proceeding into a voluntary chapter 11 case [Docket No. 12]. These proceedings were filed in order to effectuate a restructuring of the debtors’ outstanding obligations. The bankruptcy case was closed on April 20, 2020 (Docket No. 1283).

On April 26, 2016, the Bankruptcy Court confirmed the Third Amended Joint Plan of Reorganization (the “Plan”) pursuant to section 1129 of the Bankruptcy Code. Reorganized Energy & Exploration Partners, LLC and all reorganized subsidiaries subsequently emerged from bankruptcy on May 12, 2016 once all material contingencies of the Plan were satisfied.

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Additionally, pursuant to the Plan, Energy & Exploration Partners, Inc., Energy & Exploration Partners, LLC’s parent company, was liquidated and its entire estate was transferred to Energy & Exploration Partners, LLC. Subsequent to emergence from bankruptcy, Energy & Exploration Partners, LLC changed its name to Pardus Oil & Gas, LLC, as noted in Note 1.

In connection with the emergence of bankruptcy, the Company entered into two credit agreements: (i) Senior Secured First Lien Credit Agreement dated as of May 13, 2016 (the “First Lien Facility”) and (ii) Senior Secured Second Lien Credit Agreement dated as of May 13, 2016 (the “Second Lien Facility”). See Note 9 for additional information.

4.	HPS Investment Partners, LLC Transaction

In connection with the Plan, an entity controlled by HPS Investment Partners, LLC (“HPS”) owned approximately 11.75% of the equity in ENXP and 10.11% of the First Lien Facility and 9.31% of the Second Lien Facility.

On November 29, 2017 (“Acquisition Date”), HPS completed two transactions (“HPS Transaction”). In the first transaction, HPS and the majority of the holders of the First Lien Credit Facility and the Second Lien Credit Facility executed a purchase and sale agreement. The purchase and sale agreement provided that HPS would acquire (i) 89.8879% of the aggregate outstanding indebtedness incurred under the First Lien Credit Facility and (ii) 81.6939% of the aggregate outstanding indebtedness incurred under the Second Lien Facility. As a result of the purchase and sale agreement, HPS owns 100% of the First Lien Credit Facility and 91% of the Second Lien Facility. In the second transaction, HPS and a majority of the holders of ENXP’s equity executed a merger agreement. As a result of the merger agreement, HPS owns 100% of the equity in ENXP, the 100% owner of Pardus Oil & Gas, LLC.

5.	Summary of Significant Accounting Policies

Push Down Accounting

Pardus applied Push Down Accounting in connection with the HPS Transaction on the Acquisition Date which resulted in the Company becoming a new entity for financial accounting purposes. Upon adoption of Push Down Accounting, the Company’s assets and liabilities were recorded at their fair value as of Acquisition Date. The Acquisition Date fair value of the Company’s assets and liabilities differed materially from the recorded values of the Company’s assets and liabilities as reflected in the historical balance sheet.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Pardus Oil and Gas, LLC and its wholly owned subsidiary. Pardus is an independent exploration and production company engaged in the exploration, development, acquisition, and operation of oil and gas properties, with a focus on liquids-rich resource plays of oil and natural gas reserves in Texas.

The Company’s consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission. All intercompany transactions and account balances have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods then ended. Significant items subject to such estimates and assumptions include the carrying amount of oil and gas properties, the accrual of asset retirement obligations, and the fair value of notes payable (as of the acquisition date). The Company evaluates its estimates and assumptions on a regular basis. Changes in facts and circumstances or additional information may result in revised estimates and actual results could differ from those estimates.

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There are also numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of the Company. Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses, geologic success and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimate, and could materially affect the estimated quantity and value of reserves. Accordingly, reserve estimates may be different from the quantities of oil and gas ultimately recovered. Such changes affect the amount of depreciation, depletion and amortization expenses recorded in the financial statements and could affect the carrying value of oil and gas properties.

The Company is subject to legal proceedings, claims, liabilities and environmental matters that arise in the ordinary course of business. The Company accrues for losses when such losses are considered probable and the amounts can be reasonably estimated.

Cash and Cash Equivalents

Cash and cash equivalents maturing in three months or less from the date of purchase are classified as cash and cash equivalents. The Company determines the appropriate classification of its investments in cash and cash equivalents at the time of purchase and reevaluates such designation at each balance sheet date. There were no cash equivalents as of December 31, 2019 and 2018.

The Company maintains a substantial amount of cash in certain banks, which at times may exceed federally insured deposit limits. The Company has not experienced any loss in such accounts and management believes that the Company is not exposed to any significant credit risk related to the cash in banks.

Revenue Recognition and Accounts Receivable

Pardus’ oil and natural gas are sold to various purchasers. The Company recognizes oil and natural gas revenues based on the quantities of its proportionate share of such sales at market prices at the time the purchaser takes control of the product.

Accounts receivable are generated from the sale of oil and natural gas to various customers. The Company’s accounts receivable are uncollateralized and are generally due within 30 days of the invoice date. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. The Company also has joint interest receivables from other entities with a working interest in the properties operated by the Company for their proportionate share of costs. Management periodically reviews accounts receivable for collectability. The allowance for doubtful accounts is established through provisions charged against income and is maintained at a level believed adequate by management to absorb estimated bad debts based on historical experience and current economic conditions using the specific identification method. At December 31, 2019 and 2018, the Company had $50,000 recorded for the allowance.

Oil and Gas Properties

The Company follows the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, exploration costs such as exploratory geological and geophysical costs, delay rentals, and exploration overhead are expensed as incurred. All costs related to production, general corporate overhead, and similar activities are expensed as incurred. If an exploratory well provides evidence to justify potential development of reserves, drilling costs associated with the well are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. If management determines that future appraisal drilling or development activities are unlikely to occur, associated suspended exploratory well costs are expensed.

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Costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of crude oil and natural gas, are capitalized. Depreciation of the cost of proved oil and gas properties is calculated using the unit-of-production (“UOP”) method.  The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the carrying value of those reserves. The reserve base used to calculate the depreciation for capitalized costs for exploratory and development wells is the sum of proved developed reserves only.  Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are included in the depreciable cost. Depreciation, depletion, and amortization expense related to oil and gas properties was approximately $6,690,000 and $2,699,000 for the years ended December 31, 2019 and 2018, respectively.

During 2019 and 2018, the Company incurred costs of approximately $242,000 and $3,400,000, respectively, to drill and partially complete a vertical well in Madison County, Texas. At December 31, 2018 the Company was still evaluating the completion and artificial lift for the well. During 2019, management concluded that it will not be completing the well and has expensed the costs incurred as dry hole costs in 2019.

When circumstances indicate that proved oil and gas properties may be impaired, the Company compares unamortized capitalized costs to the expected undiscounted pre-tax future cash flows for oil and gas properties. If the expected undiscounted pre-tax future cash flows, based on Company’s estimate of future crude oil and natural gas prices, operating costs, anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. For the year ended December 31, 2019 an impairment of $20,500,000 was recognized. No impairment was recorded in 2018.

Other Property and Equipment

Other property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using straight-line method over the estimated useful lives (ranging from 2-15 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred unless they extend the useful life of the asset. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

Oil and Gas Reserve Quantities

The estimates of oil and natural gas reserves at December 31, 2019 were prepared by an independent reservoir engineer utilizing information provided by management and other available information. The estimates of oil and natural gas reserves as of December 31, 2018 were prepared internally by updating a December 31, 2017 reserve report prepared by an independent reservoir engineer.

Estimates of proved reserves are based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. The oil price per barrel used in the December 31, 2019 and 2018 reserve estimates was $58.25 and $64.51, respectively.

Asset Retirement Obligations

The Company has obligations under its lease agreements and federal regulations to remove equipment and facilities from leased acreage and return such land to its original condition. In general, the Company’s future asset retirement obligations (“ARO”) relate to future costs associated with plugging and abandonment of its oil and natural gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The ARO is recorded as a liability at its estimated present value in the period in which it is incurred with a corresponding increase in the carrying amount of the related oil and gas property on the balance sheet.

Periodic accretion of the discounted value of the estimated liability is recorded as an expense in the consolidated statement of operations. The Company has classified these fair value measurements as Level 3 based on the fair value inputs, including future plugging, abandonment, and remediation costs, future well life, inflation factors and the credit-adjusted risk-free interest rate (see Note 10 for further discussion). The fair value of the liability is measured on a non-recurring basis. Revisions to the liability can occur due to changes in its estimate or if federal or state regulators enact new plugging and abandonment requirements. At the time of actual plugging and abandonment of the Company’s oil and natural gas wells, any gains or losses associated with the operation are recognized in earnings during the period in which the work is performed. Accretion expense was $778,028 and $751,892 for the years ended December 31, 2019 and 2018, respectively.

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Price Risk Management Activities

The Company uses commodity price derivatives to manage fluctuating oil and natural gas market risks. The Company periodically enters into commodity derivative contracts, which may require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of oil or natural gas without the exchange of underlying volumes.

Commodity derivatives are recorded on the consolidated balance sheet at fair value with settlements of such contracts and changes in the unrealized fair value recorded in earnings each period. Realized gains and losses on the settlement of commodity derivatives and changes in their unrealized gains and losses are reported in price risk management activities loss (income) in the consolidated statements of operations. The Company does not enter into derivative agreements for trading or other speculative purposes. There were no outstanding contracts as of December 31, 2019. Outstanding oil contracts as of December 31, 2018 were as follows:

Instrument
Period	Type	Volume	Price
January 2019	Swap	4,836 Bbls	$ 63.00
February 2019	Swap	4,172 Bbls	$ 62.44
March 2019	Swap	4,526 Bbls	$ 61.87

Income Taxes

Pardus Oil & Gas, LLC is a disregarded entity for income tax purposes. Therefore, federal taxable income or loss is reported by ENXP for inclusion in its respective tax return.

Pardus Oil & Gas, LLC accounts for the effect of any uncertain tax positions based on a “more-likely-than-not” threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a “cumulative probability assessment” that aggregates the estimated tax liability for all uncertain tax positions.

Management has determined that the Company does not have any uncertain income tax positions and associated unrecognized benefits or liabilities that materially impact the consolidated financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company's tax returns will not be challenged by the taxing authorities and that the Company or its member will not be subject to additional tax, penalties, and interest as a result of such challenge.

Business and Credit Concentrations

The Company engages principally in the exploration, development and production of onshore oil and gas in the East Texas region of the United States. Products are sold under short-term contracts at prevailing rates.

Presently, all of the Company’s proved reserves and estimated future net revenues are expected to be generated by a limited number of producing fields in Texas. The Company earned 90% and 84% of its revenue for the years ended December 31, 2019 and 2018, respectively, from the sale of oil. The Company sold 100% of its oil to one customer from January 2018 through June 2018 and 100% of its oil to a new customer from July 2018 through December 31, 2019. Receivables from the latter customer represented 92% and 85% of total oil and gas receivables at December 31, 2019 and 2018, respectively.

Reclassification

Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

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Accounting Pronouncements Issued but not yet Adopted

The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, to update its revenue recognition standard to clarify the principles of recognizing revenue and eliminate industry-specific guidance as well as help financial statement users better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. On June 3, 2020, the FASB deferred the effective date of this standard for certain entities that had not yet issued their 2019 financial statements. This standard will be effective for the Company for annual periods beginning after December 15, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases. This accounting standard requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet as well as additional disclosures. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when they adopt the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. On June 3, 2020, the FASB deferred the effective date of this standard for private companies. This standard will be effective for the Company for annual periods beginning after December 15, 2021.

The Company is currently assessing the impact of these pronouncements on its consolidated financial statements.

6.	Acquisition

The HPS Transaction has been accounted for as a business combination, using the acquisition method. HPS, ENXP, and Pardus have elected to utilize Push Down Accounting in these separate financial statements. This election is irrevocable. The election is effective as of the Acquisition Date and results in a new basis for the assets, liabilities, and equity of the Company as of that date. Such basis is determined using the fair value of assets acquired and liabilities assumed.

The following table summarizes the preliminary purchase price and the preliminary estimated fair values of assets and liabilities assumed as of the Acquisition Date, with any deficit of the purchase price over the estimated fair value of the identified net assets acquired recorded as a reduction in the face value of the First Lien Facility and Second Lien Facility.

Receivables	$2,735,437
Prepaid expenses and other current assets	586,008
Property and equipment	538,041
Oil and gas properties	40,265,302
Other long term deposits	164,196
Accounts payable, accrued expenses, and other liabilities	(5,943,702)
Asset retirement obligations	(7,593,863)
Notes payable	(35,210,560)
Cash paid to sellers	950
Net cash acquired	$(4,458,191)

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Adjustments were made in 2018 to the preliminary purchase price allocation recorded in 2017 resulting from the recognition of an additional $938,958 in assets, primarily receivables not initially included as of the Acquisition Date. As a result of these adjustments to the fair value of assets acquired as of the Acquisition Date, the fair value of the notes payable at the acquisition date were adjusted by a corresponding amount.

The fair values of natural gas and oil properties are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair values of natural gas and oil properties were measured using valuation techniques that convert future cash flows into a single discounted amount. Significant inputs to the valuation of natural gas and oil properties included estimates of: (i) recoverable reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices; and (v) a market-based weighted average cost of capital. These inputs required significant judgments and estimates by management. These inputs have a significant impact on the valuation of oil and gas properties and future changes may occur. The fair value of undeveloped property was determined based upon a market approach of comparable transactions using Level 3 inputs. See Note 10 for further discussion.

7.	Asset Retirement Obligations

The change in the Company’s asset retirement obligations (“ARO”) for the years ended December 31, 2019 and 2018 is set forth below:

	2019	2018
ARO, at beginning of year	$7,915,462	$7,656,667
Accretion expense	778,028	751,892
Liabilities settled	—	(493,097)
ARO, at end of year	8,693,490	7,915,462
Current portion of ARO	396,303	256,333
ARO, net of current portion	$8,297,187	$7,659,129

8.	Other Property and Equipment

The Company’s other property and equipment, net, consists of the following at December 31, 2019 and 2018:

	2019	2018
Land	$223,197	$223,197
Land improvements	114,498	114,498
Furniture and equipment	116,408	116,408
Vehicles	318,052	129,008
	772,155	583,111
Less: accumulated depreciation	(260,800)	(158,556)
Other property and equipment, net	$511,355	$424,555

Depreciation expense for the Company related to other property and equipment was approximately $102,000 and $148,000 for the years ended December 31, 2019 and 2018, respectively.

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9.	Notes Payable

As described in Note 6 of the consolidated financial statements, as of the date when HPS acquired control of ENXP and Pardus, all assets acquired and all liabilities assumed were valued at fair value. See Note 10 for further discussion. The discount between the fair value recorded and the face value of the loan facilities as of the Acquisition Date is amortized over the terms of the respective loan facilities and is recorded as additional interest expense.

As of December 31, 2019, the First Lien Facility and Second Lien Facility’s face value consisted of the following:

		Additional
		Paid-in-Kind
	Principal	Interest	Total
First lien credit facility	$65,000,000	$41,152,259	$106,152,259
Second lien credit facility	40,000,000	9,830,508	49,830,508
	$105,000,000	$50,982,767	$155,982,767

As of December 31, 2018, the First Lien Facility and Second Lien Facility’s face value consisted of the following:

		Additional
		Paid-in-Kind
	Principal	Interest	Total
First lien credit facility	$65,000,000	$27,743,347	$92,743,347
Second lien credit facility	40,000,000	6,471,108	46,471,108
	$105,000,000	$34,214,455	$139,214,455

On May 13, 2016 the Company entered into the Senior Secured First Lien Credit Agreement (the “First Lien Facility”) with a group of institutional lenders and Wilmington Trust, National Association, (the “Administrative Agent” and the “Collateral Agent”). The First Lien Facility consists of senior secured credit facilities in an aggregate principal amount of up to $90 million consisting of:

(i)	senior secured term loan facility (the “Tranche A Loan Facility”) in an aggregate principal amount of $65 million funded on May 13, 2016 upon emergence from bankruptcy.
(ii)	senior secured term loan facility (the “Tranche B Loan Facility”) amount of up to $25 million made available to the Company in a single draw at a future date. This Tranche B Term Loan Facility has not been funded as of December 31, 2019.

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The Company’s obligations under the First Lien Facility are secured, subject to certain exceptions, by granting to the Collateral Agent, for the benefit of the secured parties, a security interest in and lien on substantially all of the property and assets of the Company.

The First Lien Facility are due and payable on the maturity date of November 12, 2021. The Term Loans bear interest at a rate per annum equal to 13% payable in arrears on each interest payment date which is each six-month anniversary of the closing date, May 13, 2016. All interest is accrued in kind by increasing the outstanding principal amount of the loans by the accrued interest. Interest is calculated based upon the compounded principal balance. The Company may elect to pay interest in cash by delivering written notice to the Administrative Agent indicating that the Company is exercising its right to pay cash on such interest payment date. A payment of $1.5 million was made in 2019. No principal or interest payments were made in 2018.

The First Lien Facility provides for customary events of default, subject to applicable grace periods. As of December 31, 2019, the Company is not in compliance with certain debt covenants. The failure to comply with these covenants gives the lenders the right to terminate the commitments and, or declare the debt outstanding due and payable in whole or in part. Although the Company has not received any indications from its lenders that they will exercise their right to terminate the commitment or declare the debt due and payable, the Company has reclassified the outstanding balance of principal and accrued in kind interest from non-current to current. As required by the First Lien Facility, during the continuance of the failure to comply with these covenants, the outstanding balance will bear interest at 15%.

On May 13, 2016 the Company entered into the Senior Secured Second Lien Credit Agreement (the “Second Lien Facility”) with the Company’s lenders under the prior pre-petition senior secured term loan and Wilmington Trust, National Association, (the “Administrative Agent” and the “Collateral Agent”). These lenders converted their pre-petition loans to loans under the Second Lien Facility in an aggregate principal amount of $40 million.

The Company’s obligations under the Second Lien Facility are secured, subject to certain exceptions, by granting to the Collateral Agent, for the benefit of the secured parties, a security interest in and lien on substantially all of the property and assets of the Company.

The Second Lien Facility which is due and payable on the maturity date of May 13, 2022 bears interest at a rate per annum equal to 5% payable in arrears on each interest payment date which is each annual anniversary of the closing date, May 13, 2016. All interest is accrued in kind by increasing the outstanding principal amount of the loans by the accrued interest on an annual basis. Interest is calculated based upon the compounded principal balance. The Company may elect to pay interest in cash by delivering written notice to the Administrative Agent indicating that the Company is exercising its right to pay cash on such interest payment date. No principal or interest payments were made in either 2019 or 2018.

The Second Lien Facility provides for customary events of default, subject to applicable grace periods. As of December 31, 2019, the Company is not in compliance with certain debt covenants. The failure to comply with these covenants gives the lenders the right to terminate the commitments and, or declare the debt outstanding due and payable in whole or in part. Although the Company has not received any indications from its lenders that they will exercise their right to terminate the commitment or declare the debt due and payable, the Company has reclassed the outstanding balance of principal and accrued in kind interest from non-current to current. As required by the Second Lien Facility, during the continuance of the failure to comply with these covenants, the outstanding balance will bear interest at 7%.

10.	Fair Value Measures

The Company follows a framework for measuring fair value, which outlines a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

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Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses market data, or assumptions that market participants would use, to value the asset or liability. These assumptions include market risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The Company primarily applies the market approach for recurring fair value measurements and attempts to use the best available information. Accounting standards establish a fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities, a Level 1 measurement, and lowest priority to unobservable inputs, a Level 3 measurement. The three levels of fair value hierarchy are as follows:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 inputs: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Where observable inputs are available, directly or indirectly, for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

•	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

11.	Related Party Transactions

Pursuant to a management services agreement, the Company paid a management fee related to accounting, regulatory and land services of approximately $100,000 per month to a company also controlled by HPS. This management agreement was terminated effective February 1, 2019. In the years ended December 31, 2019 and 2018, management fees of $100,000 and $1,200,000, respectively, were paid.

The Company advances funds to its parent, ENXP, as needed. As of December 31, 2019 and 2018, the amount due from ENXP is $564,059 and $471,384, respectively. Such amounts are non-interest bearing and do not have a set repayment date.

12.	Gain on Settlement

In October 2019, the Company settled a sales tax dispute with the Texas Comptroller of Public Accounts and received a refund of $1,693,818, net of $934,176 in fees incurred.

13.	Subsequent Events

Management has evaluated subsequent events through the date that the financial statements were available to be issued, June 19, 2020, and determined that the following matters required additional disclosure in the financial statements. No subsequent events occurring after this date have been evaluated for inclusion in these financial statements.

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Acquisition of Gathering System

On April 6, 2020, Pardus Oil & Gas Operating, LP, a wholly owned subsidiary of Pardus Oil & Gas, LLC, acquired a natural gas gathering system located in Houston and Madison counties in Texas from Trinity River Midstream, LLC (“TRM”). The purchase price was the assumption of liabilities, including any unpaid operating expenses as of the closing date. TRM and Pardus Oil & Gas Operating, LP agreed to share on any proceeds in connection with the disposition of certain salvage equipment. Such economic sharing arrangement is set forth in the purchase and sale agreement. The natural gas from a portion of Pardus’s oil and gas properties is delivered to buyers through this natural gas gathering system.

Sale of Assets

On April 7, 2020, Pardus Oil & Gas, LLC sold substantially all of its operating assets, and the general and limited partnership interest in Pardus Oil & Gas Operating, LP, which included the TRM assets discussed above, to Empire Texas, LLC, a wholly owned subsidiary of Empire Petroleum Corporation. As described in the purchase and sale agreement, the purchase price included (i) the assumption of obligations and expenses related to the operating assets, including suspended royalties and plugging and abandonment costs, and (ii) a contingent cash payment in an amount not to exceed approximately $985,000, subject to post-closing adjustments. The contingent cash payment is calculated each quarter beginning June 30, 2020 and ending December 31, 2022 and such quarterly contingent cash payment is equal to a percentage of gross revenue if such quarterly gross production from the acquired oil and gas properties and the average realized price per barrel achieve certain thresholds. In addition to the purchase price described above, Empire Texas, LLC (as Debtor) and Pardus Oil & Gas, LLC (as Creditor) executed a promissory note with the principal sum of $378,000 plus a variable rate equal to LIBOR and a maturity date of April 1, 2021.

Crude Oil Price Decline

On March 9, 2020, as a result of multiple significant factors impacting supply and demand in the global oil markets, including a global outbreak of a novel coronavirus, and the announced price reductions and possible production increases by members of Organization of the Petroleum Exporting Countries and other oil exporting nations, the posted price for West Texas Intermediate oil declined sharply. Oil commodity prices are expected to continue to be volatile. The duration or effects of this sudden decrease cannot be predicted.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a global pandemic, which continues to spread throughout the United States.  The COVID-19 pandemic has negatively impacted the global economy and created significant volatility and disruption of financial markets.  The extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers, employees and vendors, all of which are uncertain and cannot be predicted.

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